USA Mobility, Inc. Investor Conference Call

October 27, 2011

10:00 a.m. Eastern Time
Operating Results for the 3rd Quarter Ended September 30, 2011

Operator: Good morning and welcome to USA Mobility’s Third Quarter Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and Chief Executive Officer, Shawn Endsley, Chief Financial Officer, Chris Heim, President of the Company’s software subsidiary, Amcom and Dan Mayleben, Chief Operating Officer of Amcom. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for our third quarter investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our 2010 Form 10-K, our third quarter Form 10-Q, which we expect to file later today, and related Company documents, filed with the Securities and Exchange Commission. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

Turning to our third quarter results, let me begin by highlighting what we believe was another outstanding operating performance for USA Mobility. On a consolidated basis, with two full quarters of operations behind us in both our Wireless and Software businesses, the combined Company is meeting expectations and is well positioned for the future. On the Wireless side, we ended the quarter ahead of our key operating goals for subscribers, total revenue, cash flow, operating expenses, and average revenue per unit (or ARPU). In addition, despite a still recovering economy, our sales force continued to meet the Company’s plan for gross additions and net churn. At the same time, our Software business posted solid results, including a growing backlog and expanding pipeline of prospective accounts. Moreover, we were able to increase consolidated cash flow margins to record highs, operate profitably within a low-cost operating structure, and again return capital to our stockholders in the form of dividend distributions.

Shawn will discuss our financial results in more detail in a few minutes, but first I want to review a few highlights for the quarter.

1.	Subscriber and Revenue trends in our Wireless business continued to improve on a year-over-year basis during the third quarter. The positive results were due to an excellent performance by our Wireless sales team, which achieved 58,000 direct gross additions while minimizing gross disconnects. Once again Healthcare continued to be our top performing market segment with the highest rate of gross placements and lowest rate of disconnects. We believe our positive subscriber results among Healthcare accounts are due in part to our acquisition of Amcom Software and its growing presence and reputation in the Healthcare space. As a result, many Healthcare customers now recognize USA Mobility as a long-term player in the Healthcare industry and one that can offer a variety of products and services to meet their communications needs.

2.	Our Software business also posted strong third quarter results. Software Revenue totaled $12.9 million and bookings totaled $14.2 million. Backlog at September 30th increased to $21.3. We did experience a modest slowdown in our third quarter bookings and revenue, which we attribute to delays in the decision-making process due to the soft economy and not the lack of interest in our Software products and services. In fact, quite the contrary. Our Software pipeline of prospects has actually increased in recent months. We believe our sales lead time has been extended as a result of customer cautiousness regarding capital commitments, and that we will eventually record those sales over time. In short, Amcom is a solid growth business, but is not immune to quarterly ups and downs due to its larger ticket software sales.

3.	We continued to reduce Operating Expenses in the third quarter, with cost reduction coming mostly from our Wireless business consistent with our business plan. Recurring Operating Expenses (excluding depreciation, amortization and accretion) declined 19.4 percent from the third quarter of 2010, once again significantly outpacing our annual rate of revenue decline of 14.4 percent. Going forward we expect Operating Expenses in our Wireless business will continue to decline. However, I would caution you that our ability to produce substantial expense savings remains an ongoing challenge.

4.	Our strong performance from Wireless, combined with a solid contribution from Software, resulted in consolidated EBITDA (or Earnings Before Interest, Taxes, Depreciation, Amortization and Accretion) of $21.3 million for the third quarter. This represented a consolidated EBITDA margin of 34.6 percent. Excluding purchase accounting adjustments, consolidated EBITDA would have been $22.8 million, or 36.2 percent of revenue. EBITDA margin for Wireless in the quarter reached a record high of 41.1 percent, exceeding the previous high of 39.2 percent reported for the prior quarter. In fact our Wireless business is on track to post our seventh consecutive year of margin expansion.

5.	Looking at our balance sheet, we began the third quarter with an outstanding debt balance of $37.8 million, which was the remaining debt we incurred in connection with the purchase of Amcom. During the quarter we made our required mandatory payments of $2.6 million as well as prepaid $7.0 million of our outstanding bank debt, which bore interest at 5.25 percent. After total payments of $9.6 million, we ended the quarter with a debt balance of $28.3 million. In addition, we closed the quarter with a cash balance of $40.6 million.

6.	During the quarter we once again generated sufficient free cash flow to return capital to stockholders. We paid our regular quarterly dividend of $0.25 per share on September 9th. In addition, our Board of Directors yesterday declared a regular quarterly dividend of $0.25 per share to be paid December 9th to stockholders of record on November 18th.

Overall, we are very pleased with our third quarter operating performance. We believe we are well positioned to post excellent results for the fourth quarter and full year, consistent with our public guidance. At the same time, we are ever mindful of a persistently fragile national economy and the highly competitive wireless and software industries in which we operate every day. Accordingly, I would caution investors once again that future revenues and margins will be pressured as our wireless business continues to decline over time. However, we will continue to execute our business plan with a sense of urgency and focus, while exploring ways to mitigate our wireless revenue erosion and grow our software business.

At this point I’ll ask Shawn Endsley, Chief Financial Officer, to review our third quarter financial results and provide additional comments on our recent operating performance... Shawn.

Mr. Endsley: Thanks Vince, and good morning.

As Vince mentioned, we expect to file our third quarter Form 10-Q later today. I encourage you to review it for further details about our business operations and financial performance since it contains more information than we will be able to cover on this Call.

We are pleased with the Company’s third quarter results, which either met or exceeded the previously announced financial guidance for both our Wireless and Software businesses. Improvement in the annual rates of subscriber and revenue erosion, combined with reduced operating expenses and a stable ARPU, contributed to strong cash flows and record high margins in our Wireless business, while our Software business reported solid bookings for the quarter along with a higher backlog at September 30th.

Wireless
Looking at our Wireless business, we ended the quarter with 1,721,000 paging units in service, a net decrease of 58,000 units, compared to a decline of 49,000 units in the second quarter and 77,000 units in the third quarter of 2010. Our annual rate of subscriber erosion improved to 11.7 percent – our lowest level in more than seven years — from 12.2 percent in the second quarter and 15.1 percent in the year-ago quarter. The quarterly rate of net unit loss was 3.3 percent, compared to 2.7 percent in the second quarter and 3.8 percent in the year-earlier quarter.

Gross Placements for Wireless were 58,000 units in the third quarter versus 66,000 units in the third quarter of 2010, while Disconnects fell to 116,000 units from 143,000 units in the year-earlier quarter. The gross churn rate for the quarter was 6.5 percent, compared to 7.0 percent in the year-ago quarter.
Our Healthcare segment continued to perform exceptionally well in the third quarter, with a gross placement rate of 3.9 percent and net unit loss rate of 1.8 percent. Overall, Healthcare contributed 73 percent of total gross pager placements and 61 percent of total paging revenue in our direct channel during the quarter. At September 30th, Healthcare represented 61.7 percent of our total Wireless subscriber base, compared to 57.1 percent a year ago.

Total Paging ARPU was $8.59 in the third quarter, compared to $8.74 in the second quarter and $8.85 in the third quarter of 2010. Going forward, we expect Paging ARPU will continue to decline gradually as our customer base increasingly shifts to larger accounts that benefit from more favorable pricing.

Revenue from Wireless totaled $48.6 million in the third quarter, compared to $52.1 million in the second quarter and $56.7 million in the third quarter of 2010. The annual rate of revenue erosion was 14.4 percent, compared to 11.9 percent in the second quarter and 18.4 percent in the year-earlier quarter. The quarterly rate of revenue erosion was 6.8 percent, compared to 0.8 percent in the second quarter and 4.1 percent in the same quarter a year ago.

Paging Revenue declined 4.6 percent in the third quarter to $45.1 million from $47.3 million in the second quarter. Product and Related Sales decreased 9.6 percent to $2.5 million, while Other Revenue and Cellular Revenue also posted decreases from the prior quarter. Cellular activations for the third quarter totaled 1,236 compared to 1,885 in the third quarter of 2010.

Software
With respect to our Software business, Revenue totaled $12.9 million in the third quarter. Of that amount, $4.6 million was Maintenance Revenue and $8.3 million was Operations Revenue. Maintenance Revenue includes ongoing support of a software application, while Operations Revenue includes software, professional services and equipment sales. Third quarter Software Revenue included a fair value write down to Maintenance Revenue of $1.5 million as required by purchase accounting. Absent the write down, Software Revenue would have been $14.4 million. Software Revenue for the second quarter was $13.1 million. Excluding purchase accounting adjustments of $2.6 million, however, it would have been $15.7 million.
Software Bookings for the third quarter totaled $14.2 million, a decline of 6.6 percent from $15.2 million in the second quarter. Bookings are all purchase orders received from customers during the quarter.

As Vince noted, we did experience a modest slowdown in third quarter bookings and revenue due to the soft economy. We believe that we have a strong pipeline that will ultimately result in future bookings and revenue.
The Software Backlog increased 3.9 percent to $21.3 million at September 30th from $20.5 million at June 30th. The Backlog consists of all purchase orders received from customers not yet recognized as revenue.

Finally, Software’s maintenance renewal rate in the third quarter was 99.6 percent, compared to 99.9 percent in the second quarter.

Total Company
On a consolidated basis, USA Mobility reported Total Revenue for the third quarter of $61.5 million, compared to $65.2 million in the second quarter. Total Revenue for the third quarter included $48.6 million from Wireless and $12.9 million from Software. As I noted, Software Revenue included purchase accounting adjustments of $1.5 million in the third quarter and $2.6 million in the second quarter. Absent the adjustments, consolidated Revenue for the third quarter would have been $63.0 million, compared to $67.8 million in the second quarter.

Total Operating Expenses (excluding depreciation, amortization and accretion) were $40.2 million for the third quarter, compared to $43.7 million for the second quarter. Third quarter Operating Expenses included $28.6 million for Wireless, versus $31.7 million in the second quarter, and $11.6 million for Software, versus $12.0 million in the prior quarter.

Payroll and Related Expenses (which includes commissions) totaled $18.9 million for the third quarter. Payroll and Related Expenses for Wireless of $12.0 million represented approximately 40 percent of its Total Operating Expenses and decreased 12.6 percent in the third quarter from the year-earlier quarter. Payroll and Related Expenses for Software of $6.9 million represented approximately 60 percent of its Total Operating Expenses for the third quarter.

Headcount at September 30th was 705 versus 723 at June 30th, with 455 from Wireless and 250 from Software. On the Wireless side, Headcount declined 18.6 percent from the third quarter of 2010. We will continue to adjust staffing levels as necessary going forward to best meet operating requirements for both our Wireless and Software businesses.

Site Rent Expense, the second largest operating expense for Wireless after Payroll and Related Expenses, declined 8.8 percent to $5.4 million in the third quarter compared to the prior quarter, and 32.4 percent from the year-earlier quarter. The decrease reflects additional savings from our network rationalization program, which involves deconstructing sites, renegotiating leases and moving transmitters to less costly sites.

At September 30th, we operated 5,061 active transmitters, compared to 5,253 at June 30th. The number of transmitters at customer-provided sites – that is, those with no associated rent expense — was 2,397 in the quarter, down slightly from 2,404 at June 30th. We also reduced the number of our “paid” active transmitters to 2,664 at September 30th from 2,849 at June 30th.

Beyond Payroll and Related (including Commissions) and Site Rent Expenses, all other recurring expenses (excluding depreciation, amortization and accretion) for Wireless in the third quarter totaled $11.2 million, compared to $13.7 million in the third quarter of 2010, a reduction of 18.5 percent.

Consolidated EBITDA for the third quarter was $21.3 million, or 34.6 percent of revenue, compared to $21.4 million in the second quarter, for a margin of 32.9 percent. Third quarter EBITDA from Wireless was $19.9 million or 41.1 percent of revenue – an all-time high EBIDTA margin — and $1.4 million from Software, or 10.3 percent of revenue. Excluding the fair value write down of Software maintenance revenue of $1.5 million, consolidated third quarter EBITDA would have been $22.8 million with an adjusted EBITDA margin of 36.2 percent. A schedule reconciling Operating Income to EBITDA has been included in our earnings release.

Capital Expenses in the third quarter were $1.8 million, with virtually all of it from the Wireless business, compared to $1.7 million in the second quarter. Capital expenses were primarily for the purchase of paging devices.

Net Income for the third quarter was $10.4 million, or $0.46 per fully diluted share, compared to $18.6 million, or $0.82 per fully diluted share, in the second quarter and $15.4 million, or $0.69 per fully diluted share, for the year-earlier quarter. Excluding purchase accounting adjustments and one-time items, Net Income for the third quarter would have been $11.6 million, or $0.51 per fully diluted share, compared to $14.9 million, or $0.66 per fully diluted share, in the second quarter.

Third quarter Net Income includes a $2.2 million reduction in income tax expense due to the decrease in the deferred income tax asset valuation allowance. As required by accounting principles this reduction reflects the quarterly impact of the expected improvement in our 2011 taxable income. As we have noted in the past, we do not expect to pay a material amount for federal, state or local income taxes in 2011.

With respect to our financial expectations for full-year 2011, we are maintaining the revised guidance we provided on July 27th. To reiterate that earlier guidance, we expect consolidated total revenues for 2011 to range from $235 million to $248 million, with Wireless between $193 million and $200 million and Software between $42 million and $48 million; consolidated operating expenses (excluding depreciation, amortization and accretion) to range from $162 million to $174 million, with Wireless between $127 million and $134 million and Software between $35 million and $40 million; and consolidated capital expenses to range from $6.5 million to $9 million, with Wireless between $6 million and $8 million and Software between $0.5 million to $1 million. Finally, I would remind you again that our projections are based on current trends and that those trends are always subject to change.

With that, I’ll turn it back over to Vince.

Mr. Kelly: Thanks, Shawn.

With respect to Sales and Marketing activities, both our Wireless and Software businesses continued to aggressively pursue new accounts during the quarter.

On the Wireless side, we continued to focus on providing wireless messaging solutions to our target market segments of Healthcare, Government and Large Enterprise. These core segments represented approximately 90 percent of our direct subscriber base at September 30th, compared to 88 percent a year earlier. They also accounted for approximately 85 percent of our direct paging revenue in the quarter, compared to approximately 83 percent a year ago.

During the quarter our Wireless team continued to focus on its four primary goals: cultivate new account relationships; expand business within existing accounts; retain our most valuable customers; and generate sales opportunities for our Software sales team. Over the first nine months of the year our Wireless sales group exceeded expectations for subscribers, gross additions, retention, and revenue within each of our key market segments. In addition, we exceeded our third quarter plan for cellular phone placements. This effort was aided by a significant sale of tablets in the home Healthcare segment, along with large-scale deployments of aircards and smartphones in the Government segment.

In addition, our Wireless business continued to expand its presence in the hospital market during the third quarter, adding four hospital accounts.

As noted on our last call, cross-lead generation and selling initiatives are – and will remain – a strategic focus for both our Wireless and Software teams. To date, we are very pleased with the teamwork, cooperation and progress our two sales groups have demonstrated over the first six months of working together and we look for that integrated effort to generate more positive results going forward. As part of that collective effort, our Wireless team launched a specific campaign during the quarter to introduce their Software counterparts to existing USA Mobility accounts that did not have a previous relationship with Amcom. As a result, a significant number of leads and business opportunities were developed and added to the Software sales pipeline.

As for sales and marketing activities in our Software business, we continued to see strong bookings during the quarter. Demand was strongest in North American hospitals where we sold software solutions for call center management, emergency notification, critical smartphone messaging, and clinical middleware. We also generated positive sales activity in the U.S. government sector as well as in our Australian market. Pipeline development is an ongoing focus of our Software sales and marketing team and I’m pleased to report they have put together another solid quarter of growth. Marketing initiatives contributing to that growth include Webinar series, e-mail campaigns, Web site leads, and co-prospecting with members of Amcom’s alliance community.

In addition, Amcom held its national three-day user conference in Chicago earlier this month. Called “Connect 11,” more than 200 customers attended the conference. They participated in dozens of sessions where they learned about our software solutions, articulated their present and future challenges, and shared with each other how they are leveraging their Amcom solutions to improve critical communications at their organizations. Based on follow-up discussions with attendees, it was a very successful conference for our customers. It was also extremely beneficial for Amcom employees. They were able to receive detailed feedback from customers about how their Amcom solutions are working, new challenges customers continue to face, and how we can enhance our software products and/or develop new products to help them best serve their own customers’ needs.

Now, I will comment on our current and future capital allocation strategy. We began paying special cash distributions in 2005 and implemented payment of regular quarterly cash distributions in August of 2006. Since then, we have paid regular quarterly cash distributions as well as special cash distributions from time to time. We set the initial amount of our quarterly cash distribution at $0.65 per share, or $2.60 per share annually, with the caveat that our ability to sustain that level of distribution would depend on our projection for future cash flow and overall business performance. In May of 2008 our Board re-set our quarterly cash distribution to $0.25 per share, or $1.00 per share annually, based on the Company’s continued high rate of subscriber erosion at that time as well as our expectations for future cash flow over the following few years. Our decision to re-set the rate was also made to strengthen our financial position while maintaining a significant current yield.

With regard to our stock repurchase program, which we adopted in 2008 and suspended earlier this year at the time of the Amcom acquisition, the Board is currently reviewing the program and will continue to evaluate it in the coming quarters. We will keep you informed should we decide to make any changes here. Since the buy back program began we have repurchased 5.6 million shares at an average price of $9.31 per share. Combining cash dividends with share repurchases, we have now distributed $435 million in capital to our stockholders since 2005.

As far as how the Company may choose to allocate capital going forward beyond cash dividends, share repurchases, and debt repayments, we will continue to weigh all options against other opportunities for creating long-term stockholder value. Such options may include additional acquisitions or other strategic investments that might provide enhanced revenue and cash flow stability, and allow further use of our sizable deferred income tax assets. In particular, as I have previously reported, we successfully sharpened our market focus during recent years by concentrating heavily on the health care industry. After spending considerable time following a very disciplined and rigorous strategic evaluation process, the Company saw an opportunity to further leverage our position by acquiring Amcom, a leading provider of mission critical communications software solutions to health care, plus other industry segments. Toward that end, we see value in maintaining Amcom’s leadership position in mission-critical unified communications. Consequently, we are constantly reviewing opportunities in this space. We might chose to act on one or more of them at some point in the future, but only under the right circumstances. At the same time, we will make sure that we will continue to manage our balance sheet prudently, and always maintain ample liquidity to support our working capital requirements.

In summary, we are very pleased with our third quarter results and overall operating performance through the first nine months of the year. We are also pleased that our Wireless and Software businesses have blended well, enhanced each other’s sales potential, and established a solid platform for the future. At the same time, we are well aware of today’s unsettled economy, current business risks, and the daunting long-term challenge of transforming USA Mobility from a pure paging carrier to an enterprise focused on providing best-in-class Software and Wireless solutions to targeted business users, especially Healthcare providers. So far in 2011, we have made enormous strides toward fulfilling that objective — thanks in large part to a sound business strategy and a talented and dedicated group of employees — and we expect to gain further momentum toward achieving that goal in the months and years ahead.

At this point I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator?

Operator: At this time if you would like to ask a question, please press star then the number 1 on your telephone keypad. Once again, that’s star 1 to ask a question. We’ll pause for a moment to assemble the queue.

And we’ll take our first question from Keye Chow with Credit Suisse.

Keye Chow: Hey, good morning guys. Congratulations on the excellent performance on the wireless side. I wanted to just ask regarding the wireless business, you know, the revenue attrition rate slowed down last quarter and then it accelerated a bit this quarter. Can you talk a little bit about what you’re seeing in the wireless business in terms of both subscriber and revenue attrition and how the economic — the dial-up economic uncertainty in the past few months, has impacted through your outlook for that business?

Mr. Kelly: Sure, yeah, Keye, thank you. The wireless business is really positioned this year for a much better year than we had the last two years. I mean if you take a look, in 2009 and 2010 we lost about 19-1/2% of our revenue on a year over year basis.

We’re looking at, you know, below 14-1/2% revenue erosion right now. We have had, you know, within the quarters, ups and downs.

And one of the things I think if you look in the schedules that we put out with the press release, one of the things that we note, that had happen over the past several years is that we seemed to always have in the third quarter, a slight bump in churn in the healthcare segment.

And then it usually mitigates after that. And we think in talking with our sales folks, that that has a lot to do with how the healthcare hospitals, how they add doctors during those quarters and then when they come off.

So I think from our perspective we’re going to have a much better quarter this year and full year this year. And I think the trend in particular going forward is going to look more like what it does in 2011 than what it did in 2009 and 2010. And obviously, you know, that bodes well.

Keye Chow: Okay, thank you. And if I can follow up on the Amcom business, you know, revenue both on an adjusted and unadjusted basis was flat to slightly down quarter to quarter. It’s not surprising that you guys saw some pressures in terms of deal closure given the economic uncertainty out there.

Can you just give us a little more color and maybe we can hear a little bit from Chris on this too, regarding, you know, how those dynamics kind of materialized over the quarter? You know, when did customers start, you know, kind of pushing deals out?

And how that sort of progresses through the quarter and how you think that will perhaps continue to trend in the fourth quarter here?

Mr. Kelly: Yeah, let me — I’ll take the first part and then Chris can add in. But, you know, Keye, our view on Amcom hasn’t changed from the day we bought it. It’s still a significantly strong company. It’s got great future potential. We see it as a strong growth company. On a year over year basis it grew quite strongly. Things did slowdown a little bit as these big-ticket software sales got pushed back. As you know, in the software business you have a percentage of your business that’s recurring maintenance. And that’s kind of the flywheel that just grows over time and that’s only about 40% of Amcom’s revenue. The rest of it, we have to go out there and sell every quarter.

And I would say this just from my perspective from talking to customers and meeting with them particularly at the big conference a couple of weeks ago. Big purchases — customers are still cautious. I know, you know, we got fairly decent GDP numbers out this morning, but at the same time, I think from a business perspective, customers are cautious. Our pipeline’s been growing but they’re just slowing down the rate at which they’re signing those purchase orders and so that obviously affects bookings which then obviously affects revenue.

We still see this as a growth business and we still see this having a strong 2012. We still feel very good about the guidance that we gave, that we provided when we bought the company both on the wireless side quite frankly and on the software side.

So other than having things on wireless like when the interns come in and then when they leave affect our third quarter numbers. And like I mentioned, we see that on an annual basis, we think wireless is going to do very good relative to our guidance.

And we still think that software’s going to be within the guidance that we provided you and it’s going to be a growth business in 2012. Chris, do you want to add to that?

Mr. Heim: Sure Vince. You know, I think if you look at that quarter that’s a tough one given that it takes place over the summer. And, you know, on large, complex purchases like Amcom, it takes a village to get it approved. So July and August were a little bit soft.

September we thought would be very strong and it was with the exception of a couple of large deals that just got a little bit elongated. Those weren’t losses. Those were just deals that slipped out of the quarter. And we’re confident that we’ll get all those.

So, you know, I don’t think there’s anything unexpected here. You know, a little bit disappointing that we were down on the revenue side. You know, we had a very, very large order in Q2 to the Middle East. So that, you know, quarter over quarter decline was somewhat expected.

Operator: And we’ll take our next question from Aaron Martin at AIGH Investment Partners.

Aaron Martin: Hi guys.

Mr. Kelly: Hi.

Aaron Martin: Hi. Thanks — first I’ll say congratulations on the continued execution of, you know, maintaining the business with tremendous cash flow. I have a question on the guidance. I understand you gave full year guidance.

If we back it out for the fourth quarter, just looking at the fourth quarter now that we’re almost at the end of the year, I mean the range is really why, somewhere like the $52 million to $64 million on the revenue side and on the OPEX side, $43 million to $50 million something if you back it out.

My question is, you know, is there a way we can narrow that range? You know, what are the factors there? Or are we just being conservative and really could narrow it but we’re just not doing that?

Mr. Kelly: We historically have provided annual guidance. Now what we have done is, and you’ll see this going back multiple years, we have in the middle of the year when we report second quarter numbers, either tightened the guidance up or, you know, improved the guidance and this year was no different.

We actually improved the consolidated guidance after the second quarter results. I don’t have for you this morning fourth quarter guidance and I don’t want to start that precedent.

But I would tell you that as far as the total company goes that from where I sit I’m comfortable that we’re going to be, you know, above the midpoint of our guidance in all areas for, you know, the year. So that might help you a little bit in terms of how you think about the fourth quarter.

Aaron Martin: Okay. And I just want to look at — get some understanding of the depreciation in the wireless business and the software business. Is that coming from units that you’ve put out in the field? Where is that depreciation coming from?

Mr. Endsley: Well depreciation in the wireless business — as soon as we purchase our pagers we start to depreciate them. They go over a two-year period. In the software business there’s not a lot to depreciate, mostly furniture and fixtures where...

Aaron Martin: Okay.

Mr. Endsley: ...most of theirs is in amortization of their intangibles.

Aaron Martin: Okay. I understand. I mean so I mean if I were to try and back out a non GAAP number it would be fair to take out the software depreciation but the wireless depreciation you might want to leave in there considering it’s really for operational assets?

Mr. Endsley: You could do that. Yes.

Aaron Martin: Okay. Thanks guys.

Operator: And as a reminder, if you’d like to ask a question it’s star then the number 1 on your telephone keypad. We’ll go next to Ali Motamed with Robeco.

Ali Motamed: Hi. I was hoping you could talk a little bit about valuation parameters on potential acquisitions because I see how Amcom, you know, could have some synergy to it, but at the end of the day if we could buy businesses that have, you know, substantial sort of tax costs we could get a lot out of them from the tax assets.

And while, you know, Amcom is growing, at the same time it’s not the type of thing that’s going to take our growth and make it consolidated, you know, positive because we’re still shrinking by about $20 million to $30 million a year let’s say.

So can you talk a little, as you go and look at whether you’re going to reinvest in this healthcare side of the business or maybe look at something else? You know, how are you looking at valuation and how much is that driving it?

I sort of just don’t want to get stuck in the situation where we feel like we have a sort of strategic side of the business but we’re not considering the NOLs and the massive value of those.

And perhaps, you know, maybe paying more for companies that’ll grow even though that’s not going to get reflected over in the stock price because our consolidated growth will never, you know, will not really be positive.

Mr. Kelly: Yeah. I mean it’s a great question and it’s something that we think about all the time and in a minute I’ll let Shawn talk about our NOLs just to kind of bracket for you the kind of magnitude that we’re talking about there.

But clearly our business, even on the wireless side, is going to get smaller every year going forward. And in my mind and in the mind of the Board, our judgment is that absent doing the Amcom acquisition the wireless business prospects would actually be much worse than what they are now.

And I can tell you just from talking with customers, that they have actually been very understanding and appreciative of why we acquired Amcom.

And I think it really underscores for them that we’re in this for the long term because we serve the same customers in many places, the same market segments. And so it just strengthens what we were doing before.

And I can also tell you that prior to the acquisition of Amcom we were beginning to see a trend where we were quite frankly losing business to Amcom in some of their products and services where they were kind of pushing hospital accounts away from paging.

And now what’s happening is we’re able to do both. We’re able to maintain the paging base I think much longer now going forward, which is a value in and of itself.

And we’re able to have Amcom which will be a growth company and has been a growth company, generate and build business in those segments in which we focus. Before we get to your valuation question, Shawn just for everyone, explain about our tax assets.

Mr. Endsley: Right. Of course as you know, on our balance sheet our deferred tax assets are valued after tax. But on a gross basis before the valuation allowance, we have available $490 million of gross tax assets that could shelter income.

We currently anticipate as of September 30th that we would be able to use $143 million of that. So we have available as Vince mentioned, approximately $347 million of deferred tax assets on a gross basis that would be available for use to shelter income of an acquisition.

Mr. Kelly: Thanks Shawn. And so turning to how we think about valuations or just how we think about in general, an acquisition strategy and this is an ongoing process and evaluation that we’re going through.

What we’d like to do is to be able to, as I said in my comments, enhance our capabilities in the software segment in terms of Amcom’s ability to sell and service into the healthcare, large enterprise and government sectors. You know, the way Amcom runs its business it’s very profitable.

As a taxpayer we would never do a transaction just to be able to utilize tax assets that obviously would have to have other strategic value to it.

But the way we would think about it right now would be not to do a giant deal or a huge transaction but would be more to do small kind of what I would call, you know, base hit type transactions where we’re adding to Amcom’s value. We’re adding to their functionality.

We’re adding to the capability so that the overall market basket of the products that we sell expands and that obviously helps our growth and help us, you know, longer term going forward. And that I think is kind of a shorter term, you know, 2012 type view.

That view continues to evolve and I’m sure it will evolve next year.

Ali Motamed: Sure. I mean I understand the Amcom deal and it certainly makes a lot of sense. I guess my concern is that you would, you know, now that there are — there is some synergy here with the core business, right?

But the next deal that you do may not have the same sort of benefit of uplifting the whole as Amcom did. And that’s why I’m, you know, I guess I understand if you’re going to do small (tuck-ins) and you just want to fill out the product set. That’s one thing.

But, you know, if you go do something bigger I mean you could go buy good, decent companies at, you know, six times EBIT and turn it into six times earnings, you know, pretty easily that are growing in stable. So that’s just my take I guess.

I just don’t want to go putting up, you know, three times sales or something else when the first time we did it certainly made sense for strategic reasons. But the second time may be incremental. It doesn’t have that benefit. So that’s all...

Mr. Kelly: Yep.

Ali Motamed: ...I guess.

Mr. Kelly: Yep. We hear you.

Ali Motamed: Thank you.

Mr. Kelly: Okay, thank you.

Operator: And that concludes today’s Q&A portion. I’ll turn the call back over to Mr. Kelly.

CONCLUDING COMMENTS:

Mr. Kelly: Thank you for joining us today. We look forward to speaking with you after we release our fourth quarter and year-end results early next year. Have a great day!